Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of i2 Technologies, Inc. of our reports dated March 13, 2006 relating to the consolidated financial statements of i2 Technologies, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of i2 Technologies, Inc. and subsidiaries for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 23, 2006